Exhibit 107

CALCULATION OF FEE TABLE

FORM S-8

(Form Type)

GALMED PHARMACEUTICALS LTD.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Share, par value NIS 1.80 per share	457(c) and 457(h)	500,000	$1.505	$752,500	0.00015310	$115.21
Total Offering Amounts					$752,500		$115.21
Total Fee Offsets							N/A
Net Fee Due							$115.21

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional ordinary shares, par value NIS 1.80 per share (the “Ordinary Shares”), which become issuable under the 2013 Incentive Share Option Plan of Galmed Pharmaceuticals Ltd. (the “Company” or the “Registrant”), by reason of any share dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding Ordinary Shares of the Company.

(2) Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of computing the registration fee, based on the average of the high and low prices reported for an Ordinary Share on the Nasdaq Capital Market on September 15, 2025.